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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 71 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 7, 2000 relating to the financial statements and financial highlights which appears in the October 31, 2000 Annual Report to Shareholders of the Lutheran Brotherhood Family of Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 19, 2000